As filed with the U.S. Securities and Exchange Commission on March 16, 2012

Investment Company Act File No. 811-22078

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-1A

Registration Statement under the Investment Company Act of 1940	☒
Amendment No. 6

Master Trust
(Exact Name of Registrant Specified in Charter)

c/o UBS Global Asset Management (Americas) Inc.
1285 Avenue of the Americas
New York, New York 10019-6028
(Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code: (212) 882 5000

Mark F. Kemper, Esq.	With copies to:
UBS Global Asset Management (Americas) Inc.	Jack W. Murphy, Esq.
1285 Avenue of the Americas	Dechert LLP
New York, New York 10019 6028	1775 I Street, N.W.
(Name and Address of Agent for Service)	Washington, D.C. 20006

Each of the following funds is a series of Master Trust (“Trust”), a professionally managed open-end investment company.

Prime Master Fund
Treasury Master Fund
Tax-Free Master Fund

Explanatory Note

This Amendment No. 6 to the Registration Statement of the Trust on Form N-1A (File No. 811-22078) (the “Registration Statement”) is being filed under the Investment Company Act of 1940, as amended (the “1940 Act”) to amend and supplement Amendment No. 4 to the Registration Statement under the 1940 Act, filed with the U.S. Securities and Exchange Commission (“Commission”) on August 26, 2011 (Accession No. 0001104659-11-048975) (“Amendment 4”), as pertaining to Part A and Part B of all of the series of the Trust. The Part A and Part B of the Registration Statement, as filed in Amendment 4 and as amended by Amendment No. 5 to the Registration Statement under the 1940 Act, filed with the Commission on January 9, 2012 (Accession No. 0001209286-12-000024), are incorporated by reference herein.

Beneficial interests in the Trust (“Interests”) are not being registered under the Securities Act of 1933, as amended (the “1933 Act”), since such interests will be issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of the 1933 Act.

Only investment companies, insurance company separate accounts, common or commingled trust funds or other organizations, entities or investors that are “accredited investors” within the meaning of Regulation D under the 1933 Act may make investments in the Trust. Such investors are referred to herein as “interestholders.” This Amendment No. 6 is not an offer to sell, or the solicitation of an offer to buy, any Interests in the Trust.

The audited Financial Statements and the Report of Independent Public Registered Accounting Firm thereon of the series of the Trust for the fiscal year ended April 30, 2011 (as filed with the Commission on July 8, 2011 (Accession Number 0001209286-11-000446)) contained in the Annual Report of the series of the Trust, dated April 30, 2011, and the unaudited Financial Statements for the semi-annual period ended October 31, 2011 (as filed with the Commission on January 9, 2012 (Accession Number 0001209286-12-000017)) contained in the Semiannual Report of the series of the Trust, dated October 31, 2011, are incorporated herein by reference.

Master Trust

Prime Master Fund
Treasury Master Fund
Tax-Free Master Fund

Amendment dated March 16, 2012
to the Part A and Part B dated August 28, 2011, as previously amended

Dear Interestholder:

The purpose of this supplement is to describe certain changes to how frequently transactions in Interests are processed by Prime Master Fund, Treasury Master Fund and Tax-Free Master Fund (the “funds”). The changes are intended to improve the speed with which redemption proceeds are transmitted to investors upon the processing of redemption requests. The changes noted below become effective March 19, 2012.

In addition, we would like to clarify Appendix A to the Part B, and inform Interestholders that the funds will be closed for business on Friday, April 6, 2012 (Good Friday). That is, the funds will be closed, rather than closing early, on that day. Accordingly, you may not purchase or redeem fund Interests on that day.

As a result of these changes, the section of Part A captioned “Item 11. Investor Information” beginning on page 10 is hereby revised as follows.

In the section sub-headed “Pricing and valuation” beginning on page 10 of the Part A, the second and third paragraphs are hereby deleted and replaced with the following:

The net asset value of each of Prime Master Fund and Treasury Master Fund is normally determined nine times each business day, every hour on the hour, beginning at 9:00 a.m. (Eastern time) and concluding at 5:00 p.m. (Eastern time). The net asset value of Tax-Free Master Fund is normally determined five times each business day, at 9:00 a.m. (Eastern time), 10:00 a.m. (Eastern time), 11:00 a.m. (Eastern time), 12:00 noon (Eastern time) and 2:00 p.m. (Eastern time).*

* Tax-Free Master Fund does not accept purchase orders received after 2:00 p.m. (Eastern time). Furthermore, Tax-Free Master Fund does not accept redemption orders received after 12:00 (noon) (Eastern time) (and therefore, orders for Tax-Free Master Fund received after that time will not be in good form).

PLEASE BE SURE TO RETAIN THIS INFORMATION FOR FUTURE REFERENCE.

PART C

Item 28. Exhibits.

(1)(a)	Certificate of Trust 1/

(1)(b)	Amended and Restated Trust Instrument 2/

(2)(a)	Amended and Restated By-Laws 2/

(2)(b)	Certificate of Amendment to By-Laws effective February 10, 2010 2/

(3)	Instruments defining the rights of holders of Registrant’s beneficial interests 3/

(4)	Management Contract between Registrant and UBS Global Asset Management (Americas) Inc., dated as of August 23, 2007 1/

(6)	Bonus, profit sharing or pension plans – none

(7)	Custodian Contract with State Street Bank and Trust Company, dated as of August 23, 2007 4/

(8)(a)	Exclusive Placement Agency Agreement between Registrant and UBS Global Asset Management (US) Inc., dated as of August 23, 2007 1/

(8)(b)	Amended and Restated Participation Agreement between Registrant and UBS Money Series, amended and restated as of February 15, 2012 (attached hereto)

(8)(c)	Participation Agreement between Registrant and each of UBS (Cay) Select Prime Institutional Fund, Ltd., UBS (Cay) Select Treasury Institutional Fund, Ltd., UBS (Cay) Select Prime Preferred Fund, Ltd. and UBS (Cay) Select Treasury Preferred Fund, Ltd., dated as of March 25, 2009 4/

(10)	Other opinions, appraisals, rulings and consents: Consent of Independent Registered Public Accounting Firm 5/

(12)	Not applicable

(13)	Not applicable

(14)	Not applicable

(15)	Code of Ethics - not applicable.

1/	Incorporated by reference from Registrant’s registration statement, SEC File No. 811-22078, filed August 23, 2007.

2/	Incorporated by reference from Post-Effective Amendment No. 3 to the Registrant’s registration statement, SEC File No. 811-22078, filed August 27, 2010.

3/	Incorporated by reference from Articles IV, V, VI, IX and X of Registrant’s Trust Instrument and from Articles V, VI, IX and XI of Registrant’s By-Laws.

4/	Incorporated by reference from Post-Effective Amendment No. 2 to the Registrant’s registration statement, SEC File No. 811-22078, filed August 28, 2009.

5/	Incorporated by reference from Post-Effective Amendment No. 4 to the Registrant’s registration statement, SEC File No. 811-22078, filed August 26, 2011.

Item 29. Persons Controlled by or under Common Control with Registrant.

None.

Item 30. Indemnification.

Section 2 of Article IX of the Trust Instrument (“Trust Instrument”), “Indemnification,” provides that the appropriate series of the Registrant will indemnify the trustees and officers of the Registrant to the fullest extent permitted by law against claims and expenses asserted against or incurred by them by virtue of being or having been a trustee or officer; provided that no such person shall be indemnified where there has been an adjudication or other determination, as described in Article IX, that such person is liable to the Registrant or its interestholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office, or did not act in good faith in the reasonable belief that his action was in the best interest of the Registrant. Section 2 of Article IX also provides that the Registrant may maintain insurance policies covering such rights of indemnification.

Additionally, “Limitation of Liability” in Section 1 of Article IX of the Trust Instrument provides that the trustees or officers of the Registrant shall not be personally liable to any person extending credit to, contracting with or having a claim against the Registrant or a particular series; and that, provided they have exercised reasonable care and have acted under the reasonable belief that their actions are in the best interest of the Registrant, the trustees and officers shall not be liable for neglect or wrongdoing by them or by any officer, agent, employee, investment advisor or independent contractor of the Registrant.

Section 9 of the Management Contract with respect to Prime Master Fund, Treasury Master Fund and Tax-Free Master Fund (the “Management Contract”), with UBS Global Asset Management (Americas) Inc. (“UBS Global AM”) provides that UBS Global AM shall not be liable for any error of judgment or mistake of law or for any loss suffered by any series (“Fund”) of the Registrant in connection with the matters to which the Management Contract relates, except for a loss resulting from the willful misfeasance, bad faith, or gross negligence of UBS Global AM in the performance of its duties or from its reckless disregard of its obligations and duties under the Management Contract. Section 11 of the Management Contract provides that the Trustees shall not be liable for any obligations of the Trust or any series under the Management Contract and that UBS Global AM shall look only to the assets and property of the Registrant in settlement of such right or claim and not to the assets and property of the trustees.

The Exclusive Placement Agency Agreement provides that the Trust will indemnify UBS Global Asset Management (US) Inc. (“UBS Global AM (US)”) and its officers, directors and controlling persons against any losses, claims, damages, liabilities or expenses arising from (1) any alleged untrue statement of material fact in the Registration Statement or from any alleged omission to state in the Registration Statement a material fact required to be stated in it or necessary to make the statements in it, in light of the circumstances under which they were made, not misleading, except insofar as liability arises from untrue statements or omissions made in reliance upon and in conformity with information furnished by UBS Global AM (US) to the Trust for use in the Registration Statement; or (2) the Trust’s material breach of a representation, warranty, covenant or agreement contained in the Exclusive Placement Agency Agreement; provided that this indemnity shall not protect any such persons against liabilities arising by reason of their bad faith, gross negligence or willful misfeasance or by the reckless disregard of their obligations and duties under the Exclusive Placement Agency Agreement. The Exclusive Placement Agency Agreement also provides that UBS Global AM (US) agrees to indemnify, defend and hold the Trust, its officers and trustees free and harmless of any claims arising out of any alleged untrue statement or any alleged omission of material fact contained in information furnished by UBS Global AM (US) for use in the Registration Statement or arising out of an agreement between UBS Global AM (US) and any retail dealer, or arising out of supplementary literature or advertising used by UBS Global AM (US) in connection with the Agreement.

Item 31. Business and Other Connections of Investment Advisor.

UBS Global AM, a Delaware corporation, is a registered investment advisor and is an indirect wholly owned subsidiary of UBS AG. UBS Global AM is primarily engaged in the investment advisory and financial services business. Set forth below in alphabetical order is a list of certain executive officers and directors of UBS Global AM indicating each business, profession, vocation or employment of a substantial nature in which each such person has been engaged during the last two fiscal years. (While each board director is named below, the list of executive officers has been shortened as the full list would be very long and contain names of persons whose functions are unrelated to the Registrant.) Each of UBS Global AM’s officers not disclosed below is “dual-hatted,” and holds the same office with UBS Global Asset Management (US) Inc. (“UBS Global AM (US)”) as he or she holds with UBS Global AM.

Name	Position(s) Held with UBS Global AM	Other Substantial Business, Profession, Vocation or Employment

Joseph J. Allessie	Executive Director, Deputy General Counsel and Assistant Secretary	Executive Director, Deputy General Counsel and Assistant Secretary of UBS Global AM (US)

Mark E. Carver	Managing Director and Head of Product Development and Management – Americas	Managing Director and Head of Product Development and Management – Americas of UBS Global AM (US)

Elbridge T. Gerry III	Managing Director—Municipal Fixed Income	Managing Director—Municipal Fixed Income of UBS Global AM (US)

Erin Houston	Director (Non-Board) and Portfolio Manager	Director (Non-Board) and Portfolio Manager of UBS Global AM (US)

Mark F. Kemper	Managing Director, Secretary and General Counsel – Americas	Managing Director, Secretary and General Counsel – Americas of UBS Global AM (US)

Tammie Lee	Executive Director, Associate General Counsel and Assistant Secretary	Executive Director, Associate General Counsel and Assistant Secretary of UBS Global AM (US)

Shawn Lytle	Board Director, President, Head of the Americas, and Group Managing Director (since April 2010)	Board Director, Vice President, and Group Managing Director of UBS Global AM (US), Head of Americas of UBS Global Asset Management and member of UBS Global Asset Management Executive Committee (since April 2010). Formerly Deputy Global Head of Equities, UBS Global Asset Management (prior to April 2010)

Barry M. Mandinach	Board Director, Vice President, Head of Institutional & Wholesale Business (US) and Chief Marketing Officer (US) – Americas and Managing Director	Board Director, President , Head of Institutional & Wholesale Business (US) and Chief Marketing Officer (US) – Americas and Managing Director of UBS Global AM (US)

Joseph McGill	Managing Director and Chief Compliance Officer – Americas	Managing Director and Chief Compliance Officer – Americas of UBS Global AM (US)

John Moore	Board Director, Managing Director, Treasurer and Head of Financial Control – Americas	Board Director, Managing Director, Treasurer and Head of Financial Control – Americas of UBS Global AM (US)

Ryan Nugent	Director (Non-Board) and Portfolio Manager	Director (Non-Board) and Portfolio Manager of UBS Global AM (US)

Robert Sabatino	Managing Director, Head of US Taxable Money Markets and Senior Portfolio Manager	Managing Director, Head of US Taxable Money Markets and Senior Portfolio Manager of UBS Global AM (US)

Name	Position(s) Held with UBS Global AM	Other Substantial Business, Profession, Vocation or Employment

Eric Sanders	Director (Non-Board), Associate General Counsel and Assistant Secretary	Director (Non-Board), Associate General Counsel and Assistant Secretary of UBS Global AM (US)

Keith Weller	Executive Director, Senior Associate General Counsel and Assistant Secretary	Executive Director, Senior Associate General Counsel and Assistant Secretary of UBS Global AM (US)

Item 32. Principal Underwriter.

(a) UBS Global AM (US) is the placement agent for the Registrant and its series, Prime Master Fund, Treasury Master Fund and Tax-Free Master Fund. UBS Global AM (US) serves as principal underwriter or placement agent for the following other investment companies:

SMA RELATIONSHIP TRUST
PACE SELECT ADVISORS TRUST
THE UBS FUNDS
UBS CASHFUND INC.
UBS INVESTMENT TRUST
UBS MANAGED MUNICIPAL TRUST
UBS MASTER SERIES, INC.
UBS MUNICIPAL MONEY MARKET SERIES
UBS MONEY SERIES
UBS RMA MONEY FUND INC.
UBS RMA TAX-FREE FUND INC.

(b) The directors and certain principal executive officers of UBS Global AM (US), their principal business addresses, and their positions and offices with UBS Global AM (US), are identified below along with those directors and officers of UBS Global AM (US) who also serve as trustees or officers of the Registrant. (While each board director is named below, the list of executive officers has been shortened as the full list would be very long and contain names of persons whose functions are unrelated to the Registrant.)

Name and Address	Position(s) Held with Registrant	Positions and Offices with Underwriter or Dealer

Joseph J. Allessie*	Vice President and Assistant Secretary	Executive Director, Deputy General Counsel and Assistant Secretary of UBS Global AM (US)

Rose-Ann Bubloski*	Vice President and Assistant Treasurer	Associate Director and Senior Manager of US Mutual Fund Treasury Administration Department of UBS Global AM (US)

Mark E. Carver*	President	Managing Director and Head of Product Development and Management – Americas of UBS Global AM (US)

Thomas Disbrow*	Vice President and Treasurer	Managing Director and Head of US Mutual Fund Treasury Administration Department of UBS Global AM (US)

Michael Flook*	Vice President and Assistant Treasurer	Director (Non-Board) and Senior Manager of US Mutual Fund Treasury Administration Department of UBS Global AM (US)

Elbridge T. Gerry III*	Vice President	Managing Director – Municipal Fixed Income of UBS Global AM (US)

Erin Houston*	Vice President	Director (Non-Board) and Portfolio Manager of UBS Global AM (US)

Mark F. Kemper**	Vice President and Secretary	Managing Director, Secretary and General Counsel – Americas of UBS Global AM (US)

Name and Address	Position(s) Held with Registrant	Positions and Offices with Underwriter or Dealer

Joanne M. Kilkeary*	Vice President and Assistant Treasurer	Director (Non-Board) and Senior Manager of US Mutual Fund Treasury Administration Department of UBS Global AM (US)

Tammie Lee*	Vice President and Assistant Secretary	Executive Director, Associate General Counsel and Assistant Secretary of UBS Global AM (US)

Shawn Lytle*	None	Board Director, Vice President and Group Managing Director of UBS Global AM (US)

Barry M. Mandinach*	Trustee	Board Director, President, Head of Institutional & Wholesale Business (US) and Chief Marketing Officer (US) — Americas and Managing Director of UBS Global AM (US)

Joseph McGill*	Vice President and Chief Compliance Officer	Managing Director and Chief Compliance Officer – Americas of UBS Global AM (US)

John Moore**	None	Board Director, Managing Director, Treasurer and Head of Financial Control – Americas of UBS Global AM (US)

Ryan Nugent*	Vice President	Director (Non-Board) and Portfolio Manager of UBS Global AM (US)

Nancy D. Osborn*	Vice President and Assistant Treasurer	Director (Non-Board) and Senior Manager of US Mutual Fund Treasury Administration Department of UBS Global AM (US)

Robert Sabatino**	Vice President	Managing Director, Head of US Taxable Money Markets and Senior Portfolio Manager of UBS Global AM (US)

Eric Sanders*	Vice President and Assistant Secretary	Director (Non-Board), Associate General Counsel and Assistant Secretary of UBS Global AM (US)

Andrew Shoup*	Vice President and Chief Operating Officer	Managing Director and Senior Member of the Global Treasury Administration Department of UBS Global AM (US)

Keith A. Weller*	Vice President and Assistant Secretary	Executive Director, Senior Associate General Counsel and Assistant Secretary of UBS Global AM (US)

* This person’s business address is 1285 Avenue of the Americas, New York, New York 10019-6028.

** This person’s business address is One North Wacker Drive, Chicago, Illinois 60606.

(c)   None.

Item 33. Location of Accounts and Records.

The books and other documents required (i) by paragraphs (b)(4), (c) and (d) of Rule 31a-1 and (ii) by paragraphs (a)(3), (a)(4), (a)(5), (c) and (e) of Rule 31a-2 under the Investment Company Act of 1940 are maintained in the physical possession of UBS Global AM, 1285 Avenue of the Americas, New York, New York 10019-6028. Certain information required by Rule 31a-1(b)(1) to be maintained by a money market fund is maintained in the possession of UBS Global AM, at 1285 Avenue of the Americas, New York, New York 10019-6028 and at One North Wacker Drive, Chicago, IL 60606-6114, c/o Compliance Department. All other accounts, books and documents required by Rule 31a-1 are maintained in the physical possession of Registrant’s transfer agent and custodian.

Item 34. Management Services.

Not applicable.

Item 35. Undertakings.

Not applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York, on the 16th day of March, 2012.

MASTER TRUST

By: /s/ Keith A. Weller
Keith A. Weller
Vice President and Assistant Secretary

EXHIBIT LIST

(8)(b)     Amended and Restated Participation Agreement between Registrant and UBS Money Series